Exhibit 5.1

April 5, 2010

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Ladies and Gentlemen:

We have acted as counsel to Independent Bank Corporation, a Michigan corporation (the "Company"), in connection with a Registration Statement on Form S-4, as thereby amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the "Registration Statement"), relating to common stock, $1.00 par value (the "Common Shares"), of the Company issuable upon exchange (the "exchange offers") for any and all of the outstanding trust preferred securities of IBC Capital Finance II, IBC Capital Finance III, IBC Capital Finance IV, and Midwest Guaranty Trust I (collectively, the "Trust Preferred Securities"), each as described in the Registration Statement.

We have examined such documents, including resolutions of the Board of Directors of the Company, and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies and the continued effectiveness of the Registration Statement.

We have also assumed the legal capacity of all natural persons for all purposes relevant hereto and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

Based on the foregoing, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), and (ii) the Common Shares have been duly issued, registered and delivered in exchange for the Trust Preferred Securities in accordance with the terms and conditions of the exchange offers, the Common Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Michigan and the federal laws of the United States of America.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

Varnum LLP

/s/ Michael G. Wooldridge

Michael G. Wooldridge